Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Andy Ludwig, 610-774-3389

PPL Corporation Reports Third-Quarter Earnings

•	Announces strong third-quarter reported earnings of $0.62 per share and earnings from ongoing operations of $0.59 per share.

•	Raises midpoint of 2018 earnings guidance.

ALLENTOWN, Pa. (November 1, 2018) - PPL Corporation (NYSE: PPL) on Thursday (11/1) announced third-quarter 2018 reported earnings (GAAP) of $445 million or $0.62 per share, an increase from third-quarter 2017 reported earnings of $355 million, or $0.51 per share.
Reported earnings for the first nine months of 2018 were $1.41 billion, or $2.01 per share, an increase from $1.05 billion, or $1.53 per share, for the first nine months of 2017.
Adjusting for special items, third-quarter 2018 earnings from ongoing operations (non-GAAP) were $422 million, or $0.59 per share, compared to $388 million, or $0.56 per share, a year ago, a per-share increase of about 5 percent. The increase in ongoing earnings was driven by higher earnings at PPL's U.K. and Pennsylvania segments.
Earnings from ongoing operations for the first nine months of 2018 were $1.32 billion, or $1.88 per share, compared to $1.17 billion, or $1.70 per share, for the first nine months of 2017, a per-share increase of about 11 percent. This increase was driven by higher earnings across all PPL segments.
"PPL's excellent operational performance highlights the value of our disciplined investment strategy and our proven track record of execution," said William H. Spence, PPL's chairman, president and chief executive officer. "Based on our continued strong financial performance in the third quarter and year-to-date, we have raised the midpoint of our 2018 earnings guidance."
With the effect of special items recorded through the third quarter, the company's forecast range for 2018 reported earnings is $2.43 to $2.53 per share.
PPL's new forecast range for 2018 earnings from ongoing operations is $2.30 to $2.40 per share, with a midpoint of $2.35 per share, an increase from the previous forecast of $2.25 to $2.40 per share, with a midpoint of $2.33 per share.
The company continues to expect 5 to 6 percent compound annual earnings growth per share from 2018 through 2020 off of its original 2018 ongoing earnings forecast midpoint of $2.30 per share.

Third-Quarter and Year-to-Date Earnings Details

PPL's reported earnings for the third quarter of 2018 included net special-item after-tax benefits of $23 million, or $0.03 per share, from foreign currency economic hedges, partially offset by costs associated with a Pennsylvania Information Technology transformation. Reported earnings for the third quarter of 2017 included net special-item after-tax charges of $33 million, or $0.05 per share, primarily from foreign currency economic hedges.
PPL's reported earnings for the first nine months of 2018 included net special-item after-tax benefits of $89 million, or $0.13 per share, from foreign currency economic hedges partially offset by Kentucky state tax reform and costs associated with a Pennsylvania Information Technology transformation. Reported earnings for the first nine months of 2017 included net special-item after-tax charges of $119 million, or $0.17 per share, primarily from foreign currency economic hedges.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	3rd Quarter			Year to Date
	2018	2017	Change	2018	2017	Change
Reported earnings	$445	$355	25%	$1,412	$1,050	34%
Reported earnings per share	$0.62	$0.51	22%	$2.01	$1.53	31%

	3rd Quarter			Year to Date
	2018	2017	Change	2018	2017	Change
Earnings from ongoing operations	$422	$388	9%	$1,323	$1,169	13%
Earnings from ongoing operations per share	$0.59	$0.56	5%	$1.88	$1.70	11%

Third-Quarter and Year-to-Date Earnings by Segment

	3rd Quarter		Year to Date
Per share	2018	2017	2018	2017
Reported earnings
U.K. Regulated	$0.34	$0.18	$1.19	$0.81
Kentucky Regulated	0.17	0.18	0.47	0.44
Pennsylvania Regulated	0.15	0.13	0.47	0.37
Corporate and Other	(0.04)	0.02	(0.12)	(0.09)
Total	$0.62	$0.51	$2.01	$1.53

	3rd Quarter		Year to Date
	2018	2017	2018	2017
Special items (expense) benefit
U.K. Regulated	$0.04	$(0.06)	$0.15	$(0.18)
Kentucky Regulated	—	—	(0.01)	—
Pennsylvania Regulated	(0.01)	—	(0.01)	—
Corporate and Other	—	0.01	—	0.01
Total	$0.03	$(0.05)	$0.13	$(0.17)

	3rd Quarter		Year to Date
	2018	2017	2018	2017
Earnings from ongoing operations
U.K. Regulated	$0.30	$0.24	$1.04	$0.99
Kentucky Regulated	0.17	0.18	0.48	0.44
Pennsylvania Regulated	0.16	0.13	0.48	0.37
Corporate and Other	(0.04)	0.01	(0.12)	(0.10)
Total	$0.59	$0.56	$1.88	$1.70

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD) plc, which serves Southwest and Central England and South Wales.
Reported earnings in the third quarter of 2018 increased by $0.16 per share compared to a year ago. Earnings from ongoing operations in the third quarter of 2018 increased by $0.06 per share. Excluding special items, factors driving earnings results included higher foreign currency exchange rates, higher prices from an April 1, 2018 price increase and higher pension income, partially offset by the effect of share dilution.
Reported earnings in the first nine months of 2018 increased by $0.38 per share compared to a year ago. Earnings from ongoing operations in the first nine months of 2018 increased by $0.05 per share. Excluding special items, factors driving earnings results included higher foreign currency exchange rates, higher pension income and higher prices from an April 1, 2018 price increase, partially offset by higher income taxes and the effect of share dilution.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in the third quarter of 2018 decreased by $0.01 per share compared to a year ago. Earnings from ongoing operations in the third quarter of 2018 decreased by $0.01 per share compared to a year ago. Factors driving earnings results included higher operation and maintenance expense and the effect of share dilution, partially offset by higher sales volumes due to favorable weather and returns on additional environmental capital investments.
Reported earnings in the first nine months of 2018 increased by $0.03 per share compared to a year ago. Earnings from ongoing operations in the first nine months of 2018 increased by $0.04 per share. Excluding special items, earnings increases associated with higher sales volumes due to favorable weather, higher base electricity and gas rates effective July 1, 2017, and returns on additional environmental capital investments were partially offset by higher operation and maintenance expense, higher depreciation expense, higher interest expense and the effect of share dilution.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in the third quarter of 2018 increased by $0.02 per share compared to a year ago. Earnings from ongoing operations in the third quarter of 2018 increased by $0.03 per share compared to a year ago. Excluding a special item, factors driving earnings results included returns on additional capital investments in transmission, higher sales volumes primarily due to favorable weather, and lower operation and maintenance expense, partially offset by higher depreciation expense.
Reported earnings in the first nine months of 2018 increased by $0.10 per share compared to a year ago. Earnings from ongoing operations in the first nine months of 2018 increased by $0.11 per share compared to a year ago. Excluding a special item, factors driving earnings results included returns on additional capital investments in transmission, higher sales volumes primarily due to favorable weather, and lower operation and maintenance expense, partially offset by higher depreciation expense, higher interest expense and the effect of share dilution.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings in the third quarter of 2018 declined by $0.06 per share from the prior year period to a loss of $0.04 per share. Earnings from ongoing operations in the third quarter of 2018 declined by $0.05 per share from the prior year period to a loss of $0.04 per share. Excluding special items, the year-over-year differences were primarily due to income taxes and financing costs.
Reported earnings in the first nine months of 2018 declined by $0.03 per share from the prior year period to a loss of $0.12 per share. Earnings from ongoing operations in the first nine months of 2018 declined by $0.02 per share from the prior year period to a loss of $0.12 per share. Excluding special items, the year-over-year differences were primarily due to income taxes and financing costs.

2018 Earnings Forecast

	Reported Earnings		Earnings from Ongoing Operations
	2018 forecast midpoint	2017 actual	2018 forecast midpoint	2017 actual
Per share
U.K. Regulated	$1.48	$0.95	$1.33	$1.28
Kentucky Regulated	0.57	0.42	0.58	0.57
Pennsylvania Regulated	0.59	0.52	0.60	0.51
Corporate and Other	(0.16)	(0.25)	(0.16)	(0.11)
Total	$2.48	$1.64	$2.35	$2.25

(See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations.)

U.K. Regulated Segment
PPL projects higher segment earnings in 2018 compared with 2017. The increase in reported earnings reflects the 2017 unfavorable impact of U.S. tax reform and unrealized losses on foreign currency economic hedges. Excluding these 2017 special items, the increase is expected to be driven primarily by higher foreign currency exchange rates and higher pension income, partially offset by higher taxes and the effect of share dilution.
The remaining 2018 foreign currency exposure for this segment is 100 percent hedged at an average rate of $1.31 per pound.

Kentucky Regulated Segment
PPL projects higher segment earnings in 2018 compared with 2017. Excluding a special item related to the 2017 unfavorable impact of U.S. tax reform, segment earnings are expected to be slightly higher, driven by favorable weather and higher base electricity and gas rates effective July 1, 2017, partially offset by higher operation and maintenance expense, higher depreciation expense, higher interest expense, a lower tax shield on holding company interest and expenses and the effect of share dilution.

Pennsylvania Regulated Segment
PPL projects higher segment earnings in 2018 compared to 2017, driven primarily by higher transmission earnings, partially offset by higher depreciation expense, higher interest expense and the effect of share dilution.

Corporate and Other

PPL projects lower reported costs in 2018 compared with 2017, which reflects the 2017 unfavorable impact of U.S. tax reform. Excluding this 2017 special item, PPL projects costs to be higher in this category in 2018 compared with 2017 with a lower tax shield on holding company interest expense.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about third-quarter 2018 financial results at 10 a.m. Eastern time on Thursday, Nov. 1. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number in order to join the conference: 4731619. Callers can access the webcast link at www.pplweb.com/investors under “Events.”

# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$842	$485
Accounts receivable	742	781
Unbilled revenues	411	543
Fuel, materials and supplies	295	320
Current price risk management assets	91	49
Other current assets	164	116
Property, Plant and Equipment
Regulated utility plant	39,144	38,228
Less: Accumulated depreciation - regulated utility plant	7,196	6,785
Regulated utility plant, net	31,948	31,443
Non-regulated property, plant and equipment	365	384
Less: Accumulated depreciation - non-regulated property, plant and equipment	111	110
Non-regulated property, plant and equipment, net	254	274
Construction work in progress	1,816	1,375
Property, Plant and Equipment, net	34,018	33,092
Noncurrent regulatory assets	1,525	1,504
Goodwill and other intangibles	3,942	3,955
Pension benefit asset	615	284
Noncurrent price risk management assets	206	215
Other noncurrent assets	191	135
Total Assets	$43,042	$41,479

Liabilities and Equity
Short-term debt	$1,549	$1,080
Long-term debt due within one year	330	348
Accounts payable	814	924
Other current liabilities	1,690	1,671
Long-term debt	19,924	19,847
Deferred income taxes and investment tax credits	2,844	2,591
Accrued pension obligations	649	800
Asset retirement obligations	279	312
Noncurrent regulatory liabilities	2,739	2,704
Other noncurrent liabilities	441	441
Common stock and additional paid-in capital	11,008	10,312
Earnings reinvested	4,423	3,871
Accumulated other comprehensive loss	(3,648)	(3,422)
Total Liabilities and Equity	$43,042	$41,479

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Revenues	$1,872	$1,845	$5,846	$5,521

Operating Expenses
Operation
Fuel	206	202	609	576
Energy purchases	149	143	538	494
Other operation and maintenance	479	438	1,453	1,340
Depreciation	275	257	817	745
Taxes, other than income	77	69	234	214
Total Operating Expenses	1,186	1,109	3,651	3,369

Operating Income	686	736	2,195	2,152

Other Income (Expense) - net	106	(35)	297	(112)

Interest Expense	244	230	718	669

Income Before Income Taxes	548	471	1,774	1,371

Income Taxes	103	116	362	321

Net Income	$445	$355	$1,412	$1,050

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.63	$0.52	$2.02	$1.53
Diluted	$0.62	$0.51	$2.01	$1.53

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	703,730	686,563	699,117	683,783
Diluted	710,517	688,746	702,305	686,081

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2018	2017
Cash Flows from Operating Activities
Net income	$1,412	$1,050
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	817	745
Amortization	56	72
Defined benefit plans - (income)	(146)	(69)
Deferred income taxes and investment tax credits	255	284
Unrealized (gains) losses on derivatives, and other hedging activities	(129)	194
Other	9	22
Change in current assets and current liabilities
Accounts receivable	38	25
Accounts payable	(55)	(93)
Prepayments	(38)	(37)
Accrued interest	48	49
Unbilled revenues	129	81
Other	27	(10)
Other operating activities
Defined benefit plans - funding	(284)	(558)
Proceeds from transfer of excess benefit plan funds	65	—
Other	6	(1)
Net cash provided by operating activities	2,210	1,754
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,344)	(2,152)
Purchase of available-for-sale securities	(65)	—
Other investing activities	(57)	(16)
Net cash used in investing activities	(2,466)	(2,168)
Cash Flows from Financing Activities
Issuance of long-term debt	602	1,088
Retirement of long-term debt	(277)	(60)
Issuance of common stock	678	275
Payment of common stock dividends	(846)	(800)
Net increase in short-term debt	481	269
Other financing activities	(20)	(34)
Net cash provided by financing activities	618	738
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(9)	7
Net Increase in Cash, Cash Equivalents and Restricted Cash	353	331
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	511	365
Cash, Cash Equivalents and Restricted Cash at End of Period	$864	$696

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at September 30,	$311	$373
Accrued expenditures for intangible assets at September 30,	$70	$60

Key Indicators (Unaudited)

	12 Months Ended
	September 30
Financial	2018	2017

Dividends declared per share of common stock	$1.625	$1.565
Book value per share (1)(2)	$16.37	$15.54
Market price per share (1)	$29.26	$37.95
Dividend yield	5.6%	4.1%
Dividend payout ratio (3)	76.4%	70.8%
Dividend payout ratio - earnings from ongoing operations (3)(4)	66.7%	68.0%
Return on common equity	13.3%	14.7%
Return on common equity - earnings from ongoing operations (4)	15.2%	15.3%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.30	$1.35
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.31	$1.21

(1)	End of period.

(2)	Based on 719,702 and 688,133 shares of common stock outstanding (in thousands) at September 30, 2018 and September 30, 2017.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of August 31, 2018, and November 30, 2017, as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent			Percent
(GWh)	2018	2017	Change	2018	2017	Change

Domestic Retail Delivered
PPL Electric Utilities	9,600	9,113	5.3%	28,188	26,870	4.9%
LKE	8,408	8,090	3.9%	23,788	22,485	5.8%
Total	18,008	17,203	4.7%	51,976	49,355	5.3%

International Delivered
United Kingdom	16,498	16,692	(1.2)%	55,616	55,672	(0.1)%

Domestic Wholesale
LKE (1)	619	512	20.9%	1,883	1,589	18.5%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$245	$122	$112	$(34)	$445
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($7)	28	—	—	—	28
U.S. tax reform	3	2	—	(5)	—
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Total Special Items	31	2	(5)	(5)	23
Earnings from Ongoing Operations	$214	$120	$117	$(29)	$422

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.34	$0.17	$0.15	$(0.04)	$0.62
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.04	—	—	—	0.04
IT transformation	—	—	(0.01)	—	(0.01)
Total Special Items	0.04	—	(0.01)	—	0.03
Earnings from Ongoing Operations	$0.30	$0.17	$0.16	$(0.04)	$0.59

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$836	$332	$335	$(91)	$1,412
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($27)	103	—	—	—	103
U.S. tax reform	3	2	—	(5)	—
Kentucky state tax reform	—	(9)	—	—	(9)
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Total Special Items	106	(7)	(5)	(5)	89
Earnings from Ongoing Operations	$730	$339	$340	$(86)	$1,323

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.19	$0.47	$0.47	$(0.12)	$2.01
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.15	—	—	—	0.15
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
IT transformation	—	—	(0.01)	—	(0.01)
Total Special Items	0.15	(0.01)	(0.01)	—	0.13
Earnings from Ongoing Operations	$1.04	$0.48	$0.48	$(0.12)	$1.88

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$126	$125	$95	$9	$355
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $20	(37)	—	—	—	(37)
Spinoff of the Supply segment, net of tax of ($2)	—	—	—	4	4
Total Special Items	(37)	—	—	4	(33)
Earnings from Ongoing Operations	$163	$125	$95	$5	$388

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.18	$0.18	$0.13	$0.02	$0.51
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.06)	—	—	—	(0.06)
Spinoff of the Supply segment	—	—	—	0.01	0.01
Total Special Items	(0.06)	—	—	0.01	(0.05)
Earnings from Ongoing Operations	$0.24	$0.18	$0.13	$0.01	$0.56

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$560	$299	$251	$(60)	$1,050
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $66	(122)	—	—	—	(122)
Spinoff of the Supply segment, net of tax of ($2)	—	—	—	4	4
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(122)	(1)	—	4	(119)
Earnings from Ongoing Operations	$682	$300	$251	$(64)	$1,169

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.81	$0.44	$0.37	$(0.09)	$1.53
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.18)	—	—	—	(0.18)
Spinoff of the Supply segment	—	—	—	0.01	0.01
Total Special Items	(0.18)	—	—	0.01	(0.17)
Earnings from Ongoing Operations	$0.99	$0.44	$0.37	$(0.10)	$1.70

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$652	$286	$359	$(169)	$1,128
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $59	(111)	—	—	—	(111)
Spinoff of the Supply segment, net of tax of ($1)	—	—	—	4	4
Other:
U.S. tax reform	(122)	(112)	10	(97)	(321)
Settlement of Indemnification agreement, net of tax of ($2)	—	4	—	—	4
Adjustment to Investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(233)	(109)	10	(93)	(425)
Earnings from Ongoing Operations	$885	$395	$349	$(76)	$1,553

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.95	$0.42	$0.52	$(0.25)	$1.64
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.15)	—	—	—	(0.15)
Other:
U.S. tax reform	(0.18)	(0.16)	0.01	(0.14)	(0.47)
Settlement of Indemnification agreement	—	0.01	—	—	0.01
Total Special Items	(0.33)	(0.15)	0.01	(0.14)	(0.61)
Earnings from Ongoing Operations	$1.28	$0.57	$0.51	$(0.11)	$2.25

Reconciliation of PPL's Forecast of Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

	Forecast (per-share - diluted)
	2018 Midpoint
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2018	2018
Reported Earnings	$1.48	$0.57	$0.59	$(0.16)	$2.48	$2.53	$2.43
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.15	—	—	—	0.15	0.15	0.15
Kentucky state tax reform	—	(0.01)	—	—	(0.01)	(0.01)	(0.01)
IT transformation	—	—	(0.01)	—	(0.01)	(0.01)	(0.01)
Total Special Items	0.15	(0.01)	(0.01)	—	0.13	0.13	0.13
Earnings from Ongoing Operations	$1.33	$0.58	$0.60	$(0.16)	$2.35	$2.40	$2.30